UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 9, 2006: Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	000-06072 (Commission File Number)	58-1035424 (I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations
ITEM 8.01. Other Events.
     On February 9, 2006, the Securities and Exchange Commission (the “Commission”) declared effective a Registration Statement on Form S-3 (Registration No. 333-131042) of EMS Technologies, Inc. (the “Company”), registering the sale of up to 3,450,000 shares of the Company’s common stock, par value $0.10 per share. On February 10, 2006 the Company filed a Registration Statement on Form S-3MEF (File No. 333-131719) relating to the registration by the Company of 345,000 additional shares of Common Stock.
     The Company has filed with the Commission a prospectus dated February 9, 2006. The prospectus contemplates the sale of 3,300,000 shares of the Company’s Common Stock (3,795,000 shares if the underwriters over-allotment option is exercised in full) pursuant to an underwriting agreement entered into by and among the Company and Raymond James & Associates, Inc., Needham & Company, LLC and A.G. Edwards & Sons, Inc. dated February 9, 2006 (the “Underwriting Agreement”). The Underwriting Agreement contemplates that these shares will be sold to the underwriters for $15.70 per share, after deduction of the underwriters’ discount of $1.00 per share. The Company expects to receive approximately $51.1 million in net proceeds from the sale of the shares (assuming no exercise of the over-allotment option), which sale is subject to the satisfaction of certain closing conditions set forth in the Underwriting Agreement.
     The Company is filing the Underwriting Agreement as an exhibit to this Report on 8-K for the purpose of incorporating such Underwriting Agreement by reference as an exhibit to the above-described Registration Statement on Form S-3.
ITEM 9.01. Financial Statements, Pro Forma Financial Statements and Exhibits.
     (d) Exhibits.
1.1	Underwriting Agreement dated February 9, 2006 by and among the Company, Raymond James & Associates, Inc., Needham & Company, LLC, and A.G. Edwards & Sons, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: February 14, 2006	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer

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